Exhibit 99.1
Encore Acquisition Company Furnishes Initial Second Quarter 2008 Operations
Results and Announces Haynesville Acquisition
FORT WORTH, Texas—(BUSINESS WIRE)—July 15, 2008
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported second quarter 2008 production and provided an operations update.
Second Quarter Production
Production volumes were 38,214 BOE/D in the second quarter of 2008 which exceeded the mid-point of the Company’s previously announced production guidance. This compares favorably to second quarter of 2007 production of 36,842 BOE/D (adjusted for 2007 Mid-Continent divestiture). The Company was pleased it exceeded the mid-point of guidance because of several uncontrollable events that reduced its production volumes by approximately 607 BOE/D for the quarter. Adjusting for these uncontrollable events, production for the second quarter would have been 38,821 BOE/D. In May, a large snow storm in Montana disrupted the power infrastructure that supplies electricity to the Company’s wells in the Cedar Creek Anticline. Sustained high winds delayed the Company’s ability to restore production until the severe weather had subsided. All power has since been restored and production is back online; however, quarterly average production was affected by approximately 171 BOE/D. In West Texas, the operator of a third party natural gas liquids pipeline used by the Company to move liquids from a West Texas natural gas processing plant to the Gulf Coast has curtailed shipments by 25 percent due to pipeline problems which affected the Company’s quarterly average production by approximately 200 BOE/D during the second quarter. The Company expects the pipeline to come out of curtailment in July. In addition, an unscheduled third-party natural gas processing plant shutdown in New Mexico affected the Company’s quarterly average production by approximately 236 BOE/D. The plant is back online, and the Company does not expect another shutdown by the plant operator.
Production of Encore Energy Partners has not been affected by either the severe weather in Montana, the pipeline curtailment in West Texas, or the unscheduled New Mexico plant shutdown.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “In the second quarter, we weathered a severe storm in Montana, suffered a pipeline curtailment in West Texas and experienced an unscheduled plant shutdown in New Mexico, all of which reduced our production volumes, but we exceeded the mid-point of our guidance range. We did not let these bumps in the road knock us off track. Absent these uncontrollable events, our production volumes would have been 38,821 BOE/D reflecting the good operating results we had across the board. The fact that we met guidance after these short-term problems highlights the quality of our asset base and the importance of shallow declining properties that literally allow us to weather storms and still hit our targets.” Mr. Brumley went on to say, “The Bakken and Haynesville plays are getting larger and more prolific for the industry, and Encore has a great position in both plays. Our Bakken acreage has grown from 150,000 net acres at the beginning of the year to over

Encore Acquisition Company
Second Quarter 2008 Operations Update
240,000 net acres at the end of the second quarter. We just added an additional 3,200 net acres in the Haynesville that we will operate and begin drilling in early 2009. We are also excited about our third Tuscaloosa Marine Shale well that we are currently running the casing in the curve and will begin kicking out the lateral horizontally within a week.”
Operations Update
Bakken
Encore completed three Bakken wells in the second quarter of 2008. The first two wells were drilled as 10,000 foot laterals in the Bear Creek field. The Martin Federal 31X-33H averaged 394 BOE/D, and the Brandvick 24-13H averaged 436 BOE/D for the first seven days. Encore recently finished drilling its first well in the Sanish formation, the Charlson 11-16H and plans to complete the well in July. This well is approximately four miles northwest of the best Sanish well drilled to date in North Dakota, the Petro-Hunt USA 2D-3-1H, which has produced over 560,000 BOE in 19 months. As a result of continued success in the play, Encore has expanded its acreage position in the Bakken and Sanish to 240,000 net acres.
Encore plans to add a third rig to drill Bakken and Sanish wells in August 2008 and expects to drill and complete five-to-six Bakken and Sanish wells in the third quarter of 2008. At least one of the Sanish wells to be drilled will be in Encore’s Cherry Creek Prospect. Two other Sanish wells will be drilled in the Charlson Field offsetting the Petro-Hunt USA 2D-3-1H well.
The Company has also re-fracture stimulated two additional Bakken wells drilled in Encore’s Murphy Creek Field. Production from the Kulish 24-2H was increased from 45 BOE/D to over 200 BOE/D, and production from the Schwindt 31-10H is just coming back online with encouraging results. Three additional re-fracture stimulations are scheduled in the third quarter of 2008.
Madison
Encore is continuing its Madison development program in the TR Field in North Dakota. The Company recently completed drilling the second and third wells of the three-well program that offset its highly successful TRMU 21X-14H Madison well. The TRMU 44X-15H and the TRMU 41X-27H are currently being completed. All indications are these two wells should perform as well as the first well, the TRMU 34X-23H which came online at 250 BOE/D.
West Texas
Encore turned over four deep wells to production in the second quarter of 2008 within the West Texas joint venture with ExxonMobil with each of these wells meeting or exceeding the Company’s expectations. One of significance was an upper Devonian horizontal re-entry well drilled to a lateral distance of approximately 4,000 feet in the Pegasus Field that had an initial production rate of 3.6 MMcf/D.
Another was one of the most encouraging wells drilled to date within the JV. The Bassett Goode 7H became the first horizontal well to produce from the Devonian Formation of the Brown Bassett Field. The well was brought online in late June at a rate of 4.5 MMcf/D. Not only was this the first well to establish production from the untested Devonian Formation, but the well exceeded the Company’s production expectations of 2.5 MMcf/D. Based on the encouraging results of this well, the Company drilled a second Devonian horizontal well in the Brown Bassett Field several miles to the south of the Bassett Goode 7H. This well was also successful and began testing at a rate of 3.4 MMcfe/D. These two

Encore Acquisition Company
Second Quarter 2008 Operations Update
Devonian wells set up a significant number of offset drilling locations in the prolific Brown Bassett Field, thereby establishing an exciting new play for the Company.
Haynesville Acquisition
On June 13, 2008, Encore elected to exercise its preferential right to purchase the interest of its partners in its Greenwood Waskom/Stateline prospect for total consideration of $54 million subject to customary closing adjustments. The Company closed the acquisition July 15, 2008 and will immediately take over operations on five units currently producing from the Cotton Valley formation. Encore will also acquire the Haynesville rights in each of these units. Encore’s average working interest and net revenue interest will be approximately 92 percent and 72 percent, respectively. This acquisition will add approximately 3,200 net acres to Encore’s existing 10,000 net acres in the heart of the Haynesville play, giving Encore a total of 13,200 net acres. Encore also owns approximately 8,000 net acres in the rapidly expanding extensional area of the play for a total of 21,200 net acres in the Haynesville play. Encore is currently permitting locations and expects to add a rig to begin developing its acreage in the Haynesville play in early 2009.
Liquidity Update
At June 30, 2008, the Company’s long-term debt, net of discount, was $1.1 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $547 million of outstanding borrowings under revolving credit facilities.
The amount outstanding on revolving credit facilities decreased $33 million during the second quarter of 2008. This reflects the strong operating results and commodity price environment that the Company experienced during the quarter.
About the Company
On May 21, 2008, Encore Acquisition Company announced that its Board of Directors has authorized the Company’s management team to explore a broad range of strategic alternatives to further enhance shareholder value, including, but not limited to, a sale or merger of the Company. Lehman Brothers Inc. has been engaged as the Company’s financial advisor in this process.
There is no assurance that the review of strategic alternatives will result in Encore changing its current business plan, pursuing a particular transaction, or completing any such transaction. Encore does not expect to update the market with any further information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate.
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.

Encore Acquisition Company
Second Quarter 2008 Operations Update
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the Haynesville acquisition, the benefits of acquisitions and joint venture arrangements, drilling and development plans, well completions, expected field activity levels, the availability of rigs and other oilfield equipment, inventory growth, expected production volumes, expected financial results, expected capital expenditures, timing of the West Texas natural gas liquids pipeline coming out of curtailment, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com